Exhibit 10.2(a)

WASHINGTON MUTUAL, INC.  STOCK OPTION AGREEMENT

(3-Year Cliff Vesting with Stock Price Performance Criteria)

Washington Mutual, Inc. (the “Company”), by action of the Board and approval of its shareholders, established the Washington Mutual, Inc. Amended and Restated 2003 Equity Incentive Plan (the “Plan”).  The Participant is employed by the Company or a Related Company (or in the case of a Nonqualified Stock Option, the Participant is an employee, director, consultant, agent, advisor or independent contractor of the Company or a Related Company) and the Company desires to encourage the Participant to own Common Stock for the purposes stated in Section 1 of the Plan.  In consideration of the foregoing, the parties have entered into this Stock Option Agreement (this “Agreement”) to govern the terms of the Option (as defined below) granted by the Company.  Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

1.                                      Grant of Option

1.1 Grant of Stock Options

On the grant date (the “Grant Date”) set forth in the paper or electronic Notice of Grant (“Notice of Grant”) provided to the Participant named therein, the Company has granted to the Participant a right to purchase up to the number of shares of the Company’s Common Stock at the purchase price per share (the “Exercise Price”), each as adjusted from time to time pursuant to Section 15 of the Plan, set forth in the Notice of Grant, which right shall be subject to the terms and conditions set forth in the Notice of Grant, this Agreement, and the Plan (as amended from time to time) (the “Option”).

1.2 Acceptance of Stock Options

The Participant shall not be entitled to any of the benefits under this Option unless and until the Participant accepts the Option grant through the electronic grant notification system maintained by or on behalf of the Company or by signing and returning to the Company (at the address set forth in Paragraph 14.1) the paper Notice of Grant, in each case, no later than the 90th day following the Grant Date.  If the Participant fails to accept the Award as specified in this Paragraph 1.2 within the 90-day period immediately following the Grant Date, the Award shall terminate without consideration and be deemed cancelled upon the expiration of such 90-day period, unless the Committee determines, in its sole discretion, that any delay was for good cause (including the death, disability or other incapacitation of the Participant).  By accepting the Option grant, the Participant irrevocably agrees on behalf of the Participant and the Participant’s successors and permitted assigns to all of the terms and conditions of the Option as set forth in or pursuant to the Notice of Grant, this Agreement, and the Plan (as such may be amended from time to time).

2.                                      Exercisability; Notice of Exercise

(a)           The Option shall not be exercisable as of the Grant Date.  After the Grant Date, to the extent not previously exercised and provided that the Participant has not experienced a Termination of Service, and has timely accepted the Grant pursuant to Paragraph 1.2, the Option shall become vested and exercisable on the Vesting Date specified below with respect to a number of shares of Common Stock (rounded to the nearest whole share) equal to the percentage of the total number of shares subject to the Option in accordance with the following schedule:

Vesting Date	Stock Price Performance Criteria	Percent (%) of Option Shares Vested & Exercisable

Earlier of January 22, 2011 or the date of the achievement of the Stock Price Performance Criteria	The Company’s stock price closing on the New York Stock Exchange at a price for 15 consecutive trading days that is equal to or greater than $26.00 per share	100%

(b)           The vesting period and/or exercisability of the Option set forth in Paragraph 2(a) may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis.  Notwithstanding anything to the contrary in this Paragraph 2, the Option shall be subject to earlier acceleration of exercisability and/or expiration of the Option as otherwise provided in any other written agreement between the Participant and the Company or a Related Company and, to the extent not inconsistent with any such written agreement, as expressly provided elsewhere in this Agreement and under the Plan (for example, in connection with a Company Transaction under Section 15.3 of the Plan).

(c)           To the extent then exercisable, the Option may be exercised, from time to time prior to its expiration, in whole or in part by notifying the Company or its designee of such exercise in such manner as the Company may from time to time require, which notice shall specify the number of shares of Common Stock for which the Option is to be exercised and be accompanied by evidence satisfactory to the Committee of such person’s right to exercise the Option if the person exercising the Option is not the Participant, and which notice shall provide for payment of the Option Exercise Price in accordance with Section 7.5 of the Plan.

(d)           In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefore or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in the Stock Price Performance Criteria set forth in Paragraph 2(a).

3.                                      Non-Transferability of Option

Except as provided in Section 14 of the Plan, the Option is not transferable and the Participant may not make any disposition of the Option or any interest therein.  (Section 14 of the Plan permits transfers by will and by the laws of descent and distribution and permits the Participant to designate one or more beneficiaries on a Company-approved form who can exercise an Option following the Participant’s death.  The Committee, in its sole discretion, may also permit the Participant to assign or transfer an Option, to the extent permitted under the Plan.)  As used herein, “disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after the Participant’s death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment.  Any attempted disposition in violation of this Paragraph 3 and Section 14 of the Plan shall be void.

4.                                      Status of Participant

The Participant shall not be deemed a shareholder of the Company with respect to any of the shares of Common Stock subject to the Option, except to the extent that such shares shall have been purchased and transferred to him or her.  The Company shall not be required to issue or transfer any certificates for shares of Common Stock purchased upon exercise of the Option until all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the Common Stock may then be listed.

5.                                      No Effect on Capital Structure

The Option shall not affect the right of the Company or any Related Company to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

6.                                      Exercisability and Expiration of Option

The right to purchase Common Stock under the Option shall expire on the date specified in the Notice of Grant, which is seven years from the Grant Date, provided however, that upon a Termination of Service the Option shall expire on the earlier of such date and (unless a later date is otherwise expressly provided in any other written agreement between the Participant and the Company or a Related Company) the date described below in this Paragraph 6 and as otherwise provided under the Plan (for example, in connection with a Company Transaction under Section 15.3 of the Plan).

(a)           Termination of Service without Cause.  Upon a Termination of Service without Cause, (i) any part of the Option that is unexercisable as of such termination date shall remain unexercisable and shall terminate as of such date, and (ii) the Participant shall have the right for 12 months after the date of such Termination of Service to exercise only that portion of the Option that has become exercisable as of the date of such Termination of Service, and thereafter the Option shall terminate and cease to be exercisable.

(b)           Termination of Service for Cause.  Upon a Termination of Service for Cause, the portion, if any, of the Option that remains unexercised at the time the Participant is notified of such Termination of Service shall terminate and cease to be exercisable as of such time.

(c)           Retirement as Employee or Director.  Upon a Termination of Service for any reason other than for Cause, at or after age 55 with ten years of service as an employee or with five years of service as a member of the Board of Directors, the Participant shall have the right, until the fifth anniversary of the date of such Termination of Service, to exercise only the portion of the Participant’s Option that has become exercisable as of the date of such Termination of Service, and thereafter the Option shall terminate and cease to be exercisable.  Notwithstanding the foregoing, upon a Termination of Service for any reason other than for Cause, at or after age 65 (age 72 for Board directors), the Option shall become exercisable in full as of the date of such Termination of Service and the Participant shall have the right for 12 months after the date of such Termination of Service (or until the fifth anniversary of the date of such Termination of Service, in the case of a Participant with ten years of service as an employee or with five years of service as a member of the Board of Directors) to exercise the Option.  Thereafter, the Option shall terminate and cease to be exercisable.

(d)           Disability.  Upon a Termination of Service by reason of Disability, (i) the Option shall become exercisable in full as of the date of such Termination of Service and (ii) the Participant shall have the right for 12 months after the date of such Termination of Service to exercise the Option.  Thereafter, the Option shall terminate and cease to be exercisable.

(e)           Death.  Upon a Termination of Service by reason of death, (i) the Option shall become exercisable in full as of the date of such Termination of Service and (ii) the Option shall be exercisable by the Participant’s legal representatives, heirs, legatees, or distributees for 12 months after the date of such Termination of Service.  Thereafter, the Option shall terminate and cease to be exercisable.  Notwithstanding the foregoing, if a Participant dies after a Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is exercisable as of the date of such Termination of Service shall expire 12 months after the date of death, unless the Committee determines otherwise.

The Participant’s attention is directed to the discussion in Paragraph 8 below of the potential loss of incentive stock option tax treatment if an Incentive Stock Option is exercised more than three (3) months after the Participant ceases to be employed by the Company or a Related Company.

It is the Participant’s responsibility to be aware of the date the Option terminates.

7.                                      Committee Authority

Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion.  Such decision by the Committee shall be final and binding.

8.                                      Stock Option Tax Treatment

 (a)          To the extent that the Notice of Grant specifies that the Option is intended to be treated as a Nonqualified Stock Option, the Option shall not be subject to tax treatment as an Incentive Stock Option.  To the extent that the Notice of Grant specifies that the Option is intended to be treated as an Incentive Stock Option, the Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that nothing in the Notice of Grant, this Agreement or the Plan shall be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Option is or will be determined to qualify as an Incentive Stock Option.  Moreover, the Code provides that Option shares do not qualify for incentive stock option treatment if and to the extent that (i) the aggregate Exercise Price for shares that could be purchased under the Option in the year the Option first became exercisable as to such shares, plus (ii) the aggregate exercise price for shares under any of the Participant’s other concurrently or previously granted incentive stock options that first became exercisable in that same calendar year, exceeds $100,000.  Therefore, notwithstanding anything to the contrary herein, if and to the extent that any shares are issued under a portion of this Option that exceeds the foregoing $100,000 limitation, such shares shall not be treated as issued under an incentive stock option. In such an event, the Participant shall be subject to the tax withholding provisions of Section 13 of the Plan for the portion of the Option that is not an Incentive Stock Option, and to all other Plan provisions that apply to Nonqualified Stock Options with respect to such portion of the Option.  To the maximum extent possible, the portion of an Option intended to qualify as an Incentive Stock Option that expires upon a Termination of Service shall be the portion (if any) that does not so qualify, so as to preserve incentive stock option treatment for the Option to the greatest extent possible.  Certain decisions, amendments and interpretations by the Committee of this Option may cause the Option to cease to qualify as an incentive stock option pursuant to the Code and by accepting this Option the Participant agrees in advance to such disqualifying action.

(b)           In order to obtain the tax treatment provided for incentive stock options by Sections 421 and 422 of the Code:

(i)            The Participant must exercise any Incentive Stock Option within three (3) months after the Participant ceases to be employed by the Company or a Related Company, unless the Participant ceased to be employed due to death or Disability, and within one (1) year after the Participant ceases to be employed by the Company or a Related Company on account of disability (as defined in Section 22(e)(3) of the Code), and

(ii)           The Participant must not sell the shares of Common Stock received upon exercising any Incentive Stock Option within two (2) years from the date of the grant of the Option nor within one (1) year from the date of exercise of the Option.

With respect to any Option that is intended to qualify as an Incentive Stock Option in full or as to any portion of the shares issuable thereunder, the Participant’s exercise notice delivered pursuant to Paragraph 2 of this Agreement with respect to such Option shall indicate whether the Participant intends to satisfy the foregoing requirements.  The Participant is advised to consult with his or her own tax advisor on any questions related to the tax treatment of the Option.

9.                                      Notice of Disqualifying Disposition

To the extent that the Option is designated in the Notice of Grant as being intended to be an Incentive Stock Option, the Participant shall notify the Company of his or her intent to dispose of any of the shares of Common Stock purchased pursuant to the Option within two (2) years from the date of the grant of the Option or one (1) year from the date of exercise of the Option, and promptly after such disposition the Participant shall notify the Company of the number of shares of Common Stock disposed of, the dates of acquisition and disposition of such shares, and the consideration, if any, received on such disposition.  If in connection with any such disposition the Company becomes liable for withholding taxes and has no amounts owing the Participant with which it may offset and discharge its withholding obligation, the Participant shall pay over to the Company with the amount needed to discharge the Company’s withholding obligation and shall indemnify the Company against any penalties it may incur if it does not satisfy such obligations as a result of Participant failing to pay the Company the amount of such withholding obligation.  The Company will report this disposition on Form W-2.  Nothing in this Paragraph shall give the Participant any right to dispose of shares of Common Stock in a manner that is inconsistent with any provision of this Agreement, the Plan, or any stock transfer restriction agreement entered into by the Participant.

10.                               Plan Controls

The terms of the Notice of Grant and this Agreement are governed by the terms of the Plan, as it exists on the date of the grant and as the Plan is amended from time to time.  In the event of any conflict between the provisions of the Notice of Grant or this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.  The term “Section” generally refers to provisions within the Plan; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.

11.          Limitation on Rights; No Right to Future Grants; Extraordinary Item

By entering into this Agreement and accepting the Option, Participant acknowledges that: (i) Participant’s participation in the Plan is voluntary; (ii) the value of the Option is an extraordinary item which is outside the scope of any employment contract with Participant; (iii) the Option is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and Participant will not be entitled to compensation or damages as a consequence of Participant’s forfeiture or expiration of any unvested portion of the Option as a result of Participant’s Termination of Service with the Company or any Related Company for any reason; and (iv) in the event that Participant is not a direct employee of Company, the grant of the Option will not be interpreted to form an employment relationship with the Company or any Related Company and the grant of the Option will not be interpreted to form an employment contract with the Participant’s employer, the Company or any Related Company.  The Company shall be under no obligation whatsoever to advise the Participant of the existence, maturity or termination of any of Participant’s rights hereunder and Participant shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Participant’s rights or privileges hereunder.

12.                               Agreement Not To Solicit Personnel

In consideration for the granting of the Option and Participant’s access as an employee of the Company or a Related Company to employees, contractors and consultants of the Company and Related Companies, Participant agrees that, during Participant’s employment with the Company or a Related Company, and for a period of one year following Termination of Service for Cause or Termination of Service voluntarily, Participant will not in any manner, directly or indirectly, solicit, encourage, induce, or recruit any person who is then an employee, contractor, or consultant of the Company or a Related Company, and whom Participant worked with, supervised, or had access to confidential information about while employed by Company or a Related Company, to seek or accept employment or a contractual or consulting engagement with any business that competes with or provides services comparable to those provided by the Company.  Should Participant breach the agreement set forth in this Paragraph 12, in addition to any other remedy available to the Company, the portion, if any, of the Option that remains unexercised shall terminate and cease to be exercisable; and, for any portion of the Option already exercised, Participate shall immediately pay to the Company any difference between the fair market value of the Option shares on the date of exercise and the Exercise Price.  The parties agree that, to the extent the restrictions set forth in this Paragraph 12 are found to be unenforceable in any respect; this Paragraph shall be construed to be enforceable to the maximum extent permitted by law.

13.                               Intellectual Property Ownership

Washington Mutual will own all rights to the results of Participant’s work, including inventions and other intellectual property developed using Company equipment, supplies, facilities or trade secret information.  It will also own all rights to the results of any other effort of Participant (outside of Participant’s performance of Washington Mutual work) that relate directly to Participant’s work or to the Company’s business or actual or demonstrably anticipated research or development.  Washington Mutual’s rights extend to anything that is authored, conceived, invented, written, reduced to practice, improved or made by Participant, alone or jointly with others, during the period of Participant’s employment by the Company or a Related Company.  To the extent that the results of Participant’s work or other effort constitute a “work made for hire” as defined under U.S. copyright law, the copyright shall belong solely to the Company.  Otherwise, to the extent that such results are legally protectable, then Participant hereby irrevocably assigns all copyrights, patent rights, and other proprietary rights therein to the Company, and no further action by Participant is required to grant ownership to Washington Mutual.  Participant will assist in preparing and executing documents, and will take any other steps requested by Washington Mutual, to vest, confirm or demonstrate its ownership rights, and Participant will not at any time contest the validity of such rights.  Participant understands that the termination of Participant’s employment will not terminate or invalidate any of Participant’s obligations, or Washington Mutual’s rights, as described above.

Participant understands that the above commitments are in furtherance of the WaMu Intellectual Property Policy (a copy of which Participant has had an opportunity to review and is also found on wamu.net), which is incorporated herein but not set forth in full due to space limitations.  If Participant lives or works in Washington, California, Illinois, or in any other state mentioned in the Invention Notice section of the policy, then the above assignment does not apply to inventions described in the Invention Notice for Participant’s state.

14.                               General Provisions

14.1        Notice

Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically.  Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith.  Any notice given by the Company to the Participant directed to Participant at Participant’s address on file with the Company shall be effective to bind the Participant and any other person who shall have acquired rights under this Agreement.  The Company or the Participant may change, by written notice to the other, the address previously specified for receiving notices.  Notices delivered to the Company in person or by mail shall be addressed as follows:

Company:	Washington Mutual, Inc.
Attn: Leadership Rewards, Stock Administrator
Mail Stop WMC 0705
1301 Second Avenue
Seattle, WA 98101

                                                14.2        No Waiver

No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

14.3                        Undertaking

Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on either the Participant or the Option pursuant to the express provisions of this Agreement.

14.4                        Entire Contract

This Agreement, the Notice of Grant and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

14.5                        Successors and Assigns

The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

14.6                        Securities Law Compliance; Restrictions on Resales of Option Shares

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of the Option and/or any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Option and/or the Common Stock underlying the Option and (c) restrictions as to the use of a specified brokerage firm or other agent for exercising the Option and/or for such resales or other transfers.  The sale of the shares underlying the Option must also comply with other applicable laws and regulations governing the sale of such shares.

14.7                        Information Confidential

As partial consideration for the granting of the Option, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

14.8                        Data Privacy

As an essential term of this Option, the Participant consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Agreement for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

By entering into this Agreement and accepting the Option, Participant acknowledges that the Company holds certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, taxpayer identification number, social insurance number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”).  Participant acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant or the Company may elect to deposit any shares of stock acquired upon exercise of the Option. Participant acknowledges that Data may be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan as determined by the Company, and that Participant may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Participant’s consent may adversely affect Participant’s ability to participate in the Plan.

14.9                        Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to any options granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by Participant.

14.10                 Governing Law

Except as may otherwise be provided in the Plan, the provisions of the Notice of Grant and this Agreement shall be governed by the laws of the state of Washington, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement dated below.

WASHINGTON MUTUAL, INC.

Daryl David
Chief HR Officer

employee’s Signature

Date Signed: